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                                                                     EXHIBIT 8.1

                            MORRISON & FOERSTER LLP

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LOS ANGELES                                       ATTORNEYS AT LAW                            NEW YORK
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                                August 29, 1997

Urohealth Systems, Inc.
5 Civic Plaza, Suite 100
Newport Beach, CA 92660

     Re:   Merger among Urohealth Systems, Inc., Urohealth Acquisition
          Corporation, and Imagyn Medical, Inc.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Amended and Restated Agreement and Plan of Merger, dated as of July 17, 1997 (the "Agreement"), by and among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Urohealth ("Urohealth Sub") and Imagyn Medical, Inc., a Delaware corporation ("Imagyn"). Pursuant to such Agreement, Urohealth Sub will merge into and with Imagyn, with Imagyn surviving (the "Merger"). Except as otherwise provided, capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement or in the certificates delivered to Morrison & Foerster LLP and Wilson Sonsini Goodrich & Rosati, P.C. by Urohealth, Imagyn, and certain stockholders of Imagyn relevant to this opinion (the "Certificates of Representations").

     This opinion is solely for the benefit of Urohealth, and may not be relied upon or provided to any other party, including, but not limited to, Imagyn, the Imagyn stockholders, and/or holders of options for Imagyn Shares, without our express written consent.

     In our capacity as counsel to Urohealth with respect to the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Certificates of Representations, the Registration Statement on Form S-4 (the "Registration Statement"), which was filed with the Securities and Exchange Commission on August 21, 1997, and which includes the Proxy Statement/Prospectus of Urohealth and Proxy Statement of Imagyn relating to the Agreement, and other documents we considered relevant to our analysis. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement. Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in
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                            MORRISON & FOERSTER LLP

Urohealth Systems, Inc.
August 29, 1997
Page Two

the Certificates of Representations are, and at the Effective Time will be, true and complete in all material respects. We have not independently verified such representations. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

     (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;

     (2) Each of Urohealth and Imagyn will be a party to the reorganization within the meaning of Section 368(b) of the Code; and
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                            MORRISON & FOERSTER LLP

Urohealth Systems, Inc.
August 29, 1997
Page Three

     (3) The discussion under the caption "CONDITIONS AND TERMS OF THE MERGER AGREEMENT -- United States Federal Income Tax Consequences" in the Registration Statement provides the material United States federal income tax consequences to Urohealth, Imagyn, and the Imagyn stockholders if the Merger is effected according to the terms of the Agreement.

     We hereby consent to the use of this opinion in your Registration Statement and the reference to us therein under "CONDITIONS AND TERMS OF THE MERGER AGREEMENT -- United States Federal Income Tax Consequences" and "Legal Matters."

                                          Very truly yours,

                                          /s/   MORRISON & FOERSTER LLP